Exhibit 10.39

Unofficial English Translation from Hebrew

AGREEMENT FOR PROVISION OF SERVICES

Drawn up and signed at Herzliya on the 30th day of September 2015 between

Wize Pharma Ltd
Company Number 520033259
Of 2 Hamenofim Street, Herzliya, 4672553
(“the company”)

of the one part;

and

N. Danenberg Holdings (2000) Ltd
Company Number: 512950981
Of 4 Borochov Street, Hod Hasharon
(“the consulting company”)

of the other part;

(hereinafter jointly: “the parties”)

Whereas	It has been agreed between the parties that the company will receive the services from the consulting company through Mr Noam Danenberg, I.D. XXXXX, of 4 Borochov Street, Hod Hasharon (“Danenberg”), comprehensive strategic consulting services to the company (“the services”), on the terms of this agreement;

And whereas	The consulting company is providing the company with the services, through Danenberg, on the terms of this agreement;

And whereas	Danenberg has the experience, professional expertise and qualifications required to provide the services under this agreement;

And whereas	The parties wish to reduce to writing and record the terms of the contractual relationship between them

Now therefore it has been declared, stipulated and agreed between the parties as follows:

1.	Preamble and interpretation

1.1.	This agreement has been divided into clauses and headings have been given to clauses for reference purposes only, and they are not to be used for interpretation purposes.

1.2.	The preamble to this agreement forms an integral part of the agreement.

2.	Description of the services and definition of the position

2.1.	The consulting company, through Danenberg only, shall provide comprehensive strategic consulting services to the company and to all the company’s subsidiaries and/or related companies, at the company’s offices, except for meetings outside the office.

2.2.	The services shall include strategic consulting in the field of business development in Israel and abroad, raising funds, etc.

2.3.	Danenberg shall devote his time and energy to provision of the services, for a number of hours which shall not be less than an 80% position on average.

2.4.	In his position Danenberg shall be subordinate to the CEO of the company or to whomever the company determines, and in performing his function shall act in accordance with his directions and in accordance with the policy and procedures of the company, as they shall be from time to time.

3.	Undertakings by the consulting company and Danenberg

The consulting company and Danenberg hereby declare and undertake, jointly and severally, towards the company as follows:

3.1.	Danenberg is the sole shareholder in the consulting company and there will not be any change in the composition of the ownership of the consulting company.

3.2.	The consulting company is authorized by its incorporation documents to enter into and fulfill this agreement. The consulting company has passed all the resolutions required under its incorporation documents and under any law in order to enter into this agreement.

3.3.	Danenberg shall make available to the company his professional knowledge necessary for and concerning his position and shall perform his function in a dedicated and loyal manner, to the best of his ability, experience and energy and shall devote all the time and attention necessary for good and effective performance of the function.

3.4.	Danenberg shall act in accordance with the company’s instructions and the directions which he shall receive from it and from anyone acting in its name or on its behalf, in a trustworthy, skilled and loyal manner and shall refrain from any act or omission which may harm the company or its good name or damage it in any way. In addition, Danenberg shall perform all the duties which have been defined for him in his position, meticulously and with discretion, and shall not exceed his powers as defined by the company or his superiors.

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3.5.	From time to time Danenberg shall forward reports to the company at its request, and additional reports at his initiative, of his routine activities and of events or special difficulties which have occurred or are expected to arise in the course of performance of his function and of other information of any kind which in the circumstances of the matter should be brought before the company.

3.6.	The signatory and/or signatories of this agreement on behalf of the consulting company have been duly authorized and their signature binds the consulting company in this regard.

3.7.	The consulting company and Danenberg declare and confirm, jointly and severally, that they are entitled to enter into this agreement and to undertake all the obligations under it, that there is no restriction, by agreement or in any other manner, to either of them entering into this agreement and fulfilling all their obligations under it, and that by this contract the consulting company and/or Danenberg are not breaching any other agreement or undertaking to which either of them is or was a party.

3.8.	Danenberg shall act in accordance with the provisions of any law in his position as strategic consultant to the company and/or subsidiary companies.

4.	Loyalty and prohibition of conflict of interest

4.1.	During the period of Danenberg’s services the consulting company and Danenberg shall refrain from any action which is in conflict of interest with his position at the company or in competition with the company’s business. In addition, the consulting company and Danenberg shall not accept, personally or through someone on their behalf, any payment or any benefit, directly or indirectly, from anyone who has dealt, deals or wishes to deal with them on account of Danenberg’s services in the company and/or from anyone who has had, at present has or wishes to have business dealings with the company, during the period of Danenberg’s services at the company and afterwards.

4.2.	The consulting company and Danenberg undertake, jointly and severally, to inform the company, immediately and without any delay, of any matter or subject in which either of them has a personal interest and/or which may create a conflict of interest with Danenberg’s functions at the company.

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4.3.	By signing this agreement the consulting company and Danenberg declare, jointly and severally, that as at the date of signature of this agreement they do not have any interests or matters which may create a conflict of interest with Danenberg’s position in the company.

4.4.	The consulting company and Danenberg declare that Danenberg is fit and has the skills to occupy his position and that there is no legal obstacle (including matters pending at GO.D.M., as defined below) or contractual or other obstacle to them entering into this agreement, that they are not a party to any undertaking or agreement conflicting with the provisions of this agreement, with everything that arises from it, and that in the course of Danenberg’s services at the company he will not make use of information contrary to the provisions of any agreement or undertaking.

4.5.	Subject to the provisions of clause 5 below, it is hereby clarified that the company is aware that Danenberg is an interested party in GO.D.M. Investments Ltd (“GO.D.M.”) and that any action and/or contract by Danenberg with GO.D.M. shall not be deemed to be an action in conflict of interest with his position in the company or competition with the company’s business and does not create a conflict of interest with Danenberg’s functions at the company, provided that there shall not be direct competition with the company’s activities.

5.	Demarcation of activities and services

5.1.	Danenberg is one of the controlling shareholders of GO.D.M. and is a signatory of a demarcation of activities procedure document at GO.D.M.

5.2.	The services which the consulting company shall provide to the company are solely and exclusively consulting services which do not concern the field of activity of GO.D.M., as defined below:

“field of activity of GO.D.M.” in this clause and as defined in GO.D.M.’s demarcation of activities procedure document – activity in the field of repositioning of drugs and/or in other fields which compete with drugs which shall be developed from time to time by GO.D.M

5.3.	During the period of this agreement Danenberg shall not directly or indirectly engage in GO.D.M.’s field of activity and Danenberg is solely responsible for reporting to the CEO of the company and/or the chairman of the board of directors about any concern regarding breach of the demarcation of activities procedure document to which he is a signatory at GO.D.M., and the aforesaid is a fundamental term of the agreement.

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6.	The period of the contractual relationship

6.1.	The date of commencement of the contractual relationship under this agreement is 29 April 2015 (“date of commencement of the contractual relationship”) and the date of termination of the contractual relationship is 28 April 2018.

6.2.	The coming into effect of this agreement is subject to receipt of the approval of the competent organs of the company.

6.3.	Each of the parties shall be permitted to terminate the contractual relationship under this agreement by 90 calendar days’ advance written notice. It is clarified and agreed that on termination of the contractual relationship the consulting company and/or Danenberg shall not be entitled to any compensation, payment or other consideration except as stated in this agreement.

6.4.	Notwithstanding the aforesaid, the company shall be permitted to terminate the contractual relationship under this agreement immediately and without any advance notice and without any compensation in one (or more) of the circumstances specified below

6.4.1.	Commission of a criminal offence related to the relations between the parties under the agreement, breach of duties of trust or harm to the company, its funds, property, assets, employees or customers by the consulting company and/or Danenberg

6.4.2.	A receiver and/or manager and/or liquidator and/or provisional liquidator and/or trustee and/or any other official appointed on behalf of creditors has been appointed for the consulting company and/or its property or part thereof, or an application for such an appointment has been filed or an application for liquidation has been filed or a receivership order or liquidation order has been granted or an arrangement with creditors has been made.

6.4.3.	Danenberg has ceased to be a controlling shareholder in the consulting company.

6.4.4.	In other circumstances which would deprive him of severance pay by law if Danenberg were an employee of the company (which is not so).

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7.	Consulting fees, refund of expenses, grant and capital remuneration

The company hereby undertakes to pay the consulting company the amounts stated below, cumulatively:

7.1.	Consulting fees

7.1.1.	The consulting fees under this agreement, for full performance of the services to their full extent, shall be in the total sum of NIS 25,000 (“the consulting fees”), against a tax invoice in accordance with the law which the consulting company shall submit. The consulting fees shall be paid by the company not later than ten days from the date of issue of the aforesaid invoice. The consulting company undertakes to submit the tax invoices to the company not later than the 5th day of each calendar month for the preceding month.

7.1.2.	The consulting company alone is responsible for payment of Danenberg’s salary, for contributions for him and for his social and/or other rights as an employee under any law and/or under any collective and/or other agreement and/or arrangement. The consulting company undertakes to make payment at its expense, on time, of the salary of Danenberg who is employed by it, as agreed between him and the consulting company, and to make payment on time of all the payments and benefits required from an employer under any law, including salary, annual leave pay, sick pay, recuperation, advance notice pay and severance pay in accordance with the law and to make all the deductions, on time and in accordance with the law, which an employer is obliged to make from his employees, including income tax and national insurance deductions.

7.1.3	In addition to the consulting fees, the consulting company shall be entitled to a refund of expenses from the company up to the sum of 3 thousand NIS for expenses which Danenberg incurs directly for the purpose of his position and for the purpose of his work under the provisions of this agreement (“refund of expenses”) and subject to completion of an expenses refund form to which invoices for those expenses shall be attached and subject to approval of the abovementioned form by the company’s CFO, as is customary at the company for the position of strategic consultant (including with regard to dates and manner of payment).

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7.1.4	In addition, the consulting company shall be entitled to all the usual fringe benefits permitted by the company’s remuneration policy as it shall be from time to time, such as a vehicle and vehicle expenses up to the sum of 3 thousand NIS, directors’ and officers’ insurance as it shall be at the company from time to time, Internet, mobile telephone, undertaking to indemnify and exemption, professional training, newspapers and professional literature. The cost of these fringe benefits shall not exceed 45% of the cost to the company of the consulting fees paid to the consulting company.

7.1.5	In addition, the consulting company shall be entitled to a refund of expenses which it incurs, in Israel and abroad, including foreign travel expenses and entertainment expenses in connection with Danenberg’s position, in the sum of up to 10 thousand US dollars per year, subject to the company’s foreign travel policy as it shall be from time to time. In addition, the consulting company may receive festival gifts, holiday, meals, parking arrangements, team-building days, etc., from the company, in the manner which is customary at the company.

7.2	Update to consulting fees subject to meeting targets

The consulting fees may be updated, subject to the remuneration committee’s discretion and to meeting the targets which shall be set as stated below:

7.2.1	For raising capital and/or financing for the company in a cumulative amount of at least NIS six (6) million, the consulting company shall be entitled to a one-time increase at the rate of 10% of the consulting fees.

7.2.2	For meeting all the targets as stated in clauses 7.2.2.1 to 7.2.2.3 below, cumulatively, the consulting company shall be entitled to a one-time increase at the rate of 10% of the consulting fees:

7.2.2.1	Entering into a marketing and distribution agreement for the company’s products in four (4) new countries, during 2016 and until the end of the first quarter of 2017.

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7.2.2.2	Increase of 20% in the company’s sales, in each quarter from the third quarter of 2016 until the end of the first quarter of 2017.

7.2.2.3	Total sales of at least 250 thousand US dollars by the end of the first quarter of 2017.

7.2.2.4	Alternatively, if the consulting company does not meet the target stated in clause 7.2.2.1 above, the target period as stated in clause 7.2.2.1 above shall be extended until the end of 2017, provided that the total sales until the end of 2017 shall be in the sum of at least 1 million US dollars.

7.2.3	For completion of a Phase 2 clinical trial for treatment of chalasis by the company and/or through a third party, the consulting company shall be entitled to a one-time increase at the rate of 10% of the consulting fees.

7.3	Grant

7.3.1	In addition to the consulting fees as stated above, the consulting company shall be entitled to a grant of up to 0.5% of the consideration for the company and/or a subsidiary of the company entering into a material transaction, such as sale of a subsidiary, sale of operations, sale of assets related to the field of operation, sale of shares, merger of the company, the company’s entry into an out license agreement, raising capital and/or financing for the company, etc. (“the annual grant”).

7.3.2	The ceiling for the annual grant, together with the reward for a securities offering of a subsidiary company as stated in clause 7.5 below, shall not in any financial year exceed a cumulative sum of NIS eight (8) million to all the company officers.

7.4	General provisions

7.4.1	The board of directors of the company may reduce the grant, entirely or partially, in its discretion.

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7.4.2	The consulting company shall repay the company the grant amount or part thereof if it becomes evident that the calculation of the grant was done on the basis of data which turned out to be erroneous and which were presented anew in the company’s financial statements during a period of three financial statements two consecutive years after the date of approving the grant. The repayment amount shall be the part of the grant which was paid as a result of the aforesaid error. It is clarified that the aforesaid shall not apply to presentation anew due to change of standardization or accounting rules.

7.4.3	If the consulting company is entitled to the grant as stated in clauses 7.3 and/or 7.5 of this agreement, and if the consulting company provides services to the company for only part of any year, the consulting company shall be entitled to the grant for the part of the year for which it provided services to the company. The consulting company shall only be entitled to payment of the grant if it has provided services to the company continuously for at least half a year before the determining date for calculation of the entitlement to the grant. If a continuous half-year has not yet elapsed as aforesaid, the right to payment of the grant shall be accumulated for the next year.

7.5	Offering of a subsidiary

Upon the securities offering of a subsidiary of the company the consulting company shall be entitled to a grant of up to 0.5% of the company’s holdings in the shares of the subsidiary after the offering, which was completed during Danenberg’s period of service or after Danenberg’s period of service, if the offering transaction commenced during Danenberg’s period of service.

7.6	Company officers’ insurance and indemnity

7.6.1	The company undertakes to take action to insure the consulting company and Danenberg, at its expense, with directors’ and officers’ liability insurance, on the terms and in the amounts customary at the company and as shall be approved from time to time by the general meeting of the company.

7.6.2	In addition, the company shall indemnify the consulting company and Danenberg in advance as is customary at the company, subject to the provisions of the company’s articles and the applicable law.

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7.7	The consulting fees and the other payments expressly stated in this clause 7 are final and include any consideration which shall be due to the consulting company at any time for and in connection with provision of the services under this agreement and the consulting company shall not be entitled to any additional consideration of any kind for provision of the services under this agreement.

7.8	The consulting fees shall be paid by the 15th of the month following the month for which the services were provided, after deduction of withholding tax (if necessary) and deduction of any other tax and/or levy required by law. The consulting company shall furnish the company with a valid certificate from the assessing officer regarding the tax rates for the purpose of withholding tax, and a certificate of proper bookkeeping.

7.9	To remove doubt, it is clarified and agreed that non-provision of the services for 10 days’ leave per year to which the consultant is entitled from the consulting company and/or sick leave days to which the consultant is entitled from the consulting company by law shall not be deemed to be breach of this agreement and shall not reduce the consulting fees.

7.10	VAT in accordance with the law shall be added to all the payments as stated in this clause 7 above. The consulting company alone shall be liable for any payment of tax or levy on the consulting company’s income under this agreement.

7.11	Notwithstanding the aforesaid, all the provisions of this clause 7 above shall be subject to the provisions of the company’s officers’ remuneration policy, as it shall be from time to time.

8.	Absence of employer-employee relations

8.1.	The consulting company and/or Danenberg declare that they are aware that this agreement is an agreement for the provision of services only, and that it does not create employer-employee relations between the company and the consulting company and/or Danenberg and it does not give the consulting company and/or Danenberg any rights except those specified in this agreement.

8.2.	The responsibility for employing Danenberg rests with the consulting company alone, including payment of all his rights, including minimum wage and social benefits, income tax, national insurance, health tax and any payment for severance pay and/or compensation in the event of a work accident (Heaven forbid). The company shall be entitled to demand evidence of making such payments from the consulting company.

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8.3.	The consulting company and Danenberg undertake that they will not sue the company on any grounds in connection with employer-employee relations between the company and the consulting company and/or Danenberg and that if they do so, or if the company incurs additional expenses beyond those stated in this agreement, arising from a finding that employer-employee relations existed between it and the consulting company and/or Danenberg during the period of the contractual relationship under this agreement, they shall indemnify the company, jointly and severally, upon its first demand to do so, for any expense caused to it by or in connection with such a claim, including advocates’ fees.

8.4.	Without derogating from the generality of the aforesaid, it is hereby agreed that the consulting company and/or Danenberg shall not be entitled to severance pay and/or any other payment and/or other consideration from the company arising from employer-employee relations or their termination and/or any social benefits from the company during the period of the contractual relationship under this agreement and after its termination.

8.5.	Without derogating from the generality of the aforesaid, if for any reason it is found by a competent authority, including by a judicial body, that the consulting company and/or Danenberg are employees of the company, or that either of them is entitled to the rights of an employee or if the company incurs additional expenses beyond those stated in this agreement, arising from a finding that employer-employee relations existed between it and the consulting company and/or Danenberg during the period of the contractual relationship under this agreement, the following provisions shall apply:

8.5.1.	The consideration paid to the consulting company from the commencement of the contractual relationship between the parties shall be replaced by consideration reduced (gross) by 50% and in this case the consulting company and/or Danenberg shall be deemed to be entitled to only the reduced consideration (gross), retroactively from the date of commencement of the contractual relationship between the parties (that is to say, consideration which is 50% of the consideration which was actually paid).

8.5.2.	The consulting company and Danenberg, jointly and severally, shall be obliged to repay the company any amount which was paid from the date of commencement of the contractual relationship and was paid above the reduced consideration, linked to the consumer price index (base index: the index known on the date of any payment; new index: the index known on the date of actual repayment) and with linked monthly interest differentials at the rate of 4% per year. The company may set off these surplus amounts against any amount due by it to the consulting company and/or Danenberg or anyone claiming under them.

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8.6.	It is hereby clarified that the declarations and undertakings of the consulting company and/or Danenberg in this clause 8 above are a fundamental term of the company’s contract with the consulting company and that in the consideration which the consulting company shall receive under this agreement the above declarations and undertakings were taken into account. The consulting company and Danenberg declare that they are aware that the consideration under this agreement already includes all the salary cost if Danenberg had been employed as a salaried employee of the company, including salary, social contributions, severance pay, recuperation pay, annual leave, national insurance payments, etc. It is also clarified that the manner of contracting set out in this agreement arose from Danenberg’s express request, with all that this involves, and despite the fact that he was offered the opportunity to be a salaried employee of the company.

9.	Non-competition, non-solicitation, maintenance of confidentiality and intellectual property rights

9.1.	Without derogating from the obligations of the consulting company and Danenberg under clauses 2, 3 and 4 and 5 above, during the entire period of the contractual relationship with the company and for a period of 12 months from the date on which the contractual relationship ends, the consulting company and Danenberg undertake not to compete with the company and not to place themselves in the position of an interested party in a transaction which competes with the company, all whether directly or indirectly. During this period the consulting company and Danenberg undertake not to solicit and/or cause any of the company’s customers and/or suppliers and/or employees to terminate their relationship with the company.

9.2.	During and after the period of the contractual relationship under this agreement, for an unlimited time, the consulting company and Danenberg undertake not to convey and not to make use of information which has come to their knowledge about the company, including any subsidiary of the company, holding company or related company (all hereinafter in this sub-clause: “the company”) or of information which has reached them in the course of the contractual relationship with the company or in connection with the company and its business and which is not common knowledge, including anything relating to the financial operations and results of the company, customer list, suppliers, agents of the company, etc. In addition they undertake to maintain confidentiality in everything concerning the company’s business and affairs and not to harm the company’s reputation in any way. The duty of confidentiality also applies to the contents of this agreement, except reports required under any law.

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9.3.	In addition, the consulting company and Danenberg undertake to keep confidential and not to disclose, show or convey, either during the period of this agreement or for an unlimited time afterwards, to any person or body, trade secrets or other secrets of the company or information about the company or directly or indirectly related to the company, its management, property, business and affairs, customers, suppliers, the people or bodies connected with it or who come into contact with it, including, but without derogating from the generality of the aforesaid, processes of manufacture, know-how methods, prices, calculations, terms of agreements by which the company is bound, memoranda, records, reports, summaries, plans, diagrams, letters or other documents of the company ("the documents"), whether the secrets, information or documents reached him as a result of his engagement by the company or came to his knowledge in any other manner, whether the documents were drawn up by him or by others. The consulting company and Danenberg hereby confirm that they do not and shall not have any claims to copyright in the documents or any other claims of any kind with regard to the aforesaid documents, secrets or information and that the documents, including all the copyrights in them, and all the secrets and information, as aforesaid, are the sole property of the company, and the consulting company and Danenberg do not and shall not have any claims of any kind with regard to them or arising from them, and they shall not make use of them or of any part of them, including copying all or some of the documents, in the course of the services which they provide at the company.

In this sub-clause "secrets" includes information concerning salary, grants and other benefits paid or transferred to the consulting company and Danenberg by the company, the terms of this services agreement at the company and details of Danenberg's work at the company.

9.4.	We are aware that the company is a public company and that any use of information as stated in clauses 9.2 and 9.3 above, including performing any transaction in the company's securities on the basis of the information and including conveying the information to a third party who may make prohibited use thereof, is likely to be an offence under Section 52B of the Securities Law, 5728-1968.

9.5.	All the intellectual property rights of any kind, any copyright, moral right, invention, patent, trade secret, innovation, idea, design, process, development, improvement, work, formula, code, conclusion, discovery, finding, etc. ("intellectual property rights") arising from or created by the consulting company and/or Danenberg or by their subordinates during the contractual relationship with the company or as a result of the contractual relationship with it are the sole property of the company, and the consulting company and Danenberg hereby assign any intellectual property right to the company and waive any financial right, including benefits, if and to the extent that they would have been entitled to it under the Patents Law, 5727-1967 (including Section 134 thereof) or under any other law, all this without any further consideration.

10.	Transfer of obligations and rights

10.1.	The consulting company and/or Danenberg shall not be permitted to convey, assign, transmit or transfer to another, directly or indirectly, their obligations and/or rights under this agreement, and performance of the services, without receiving the company’s advance written authorization.

10.2.	During the period of the services Danenberg undertakes that control of the consulting company will not be transferred to a third party.

11.	Arbitration

In any case where disputes and/or differences of opinion arise between the parties in any matter concerning the entry into and/or validity and/or breach and/or performance and/or interpretation of this agreement the parties shall refer the disputes and/or differences of opinion for the decision of a sole arbitrator, who shall be appointed by agreement within seven (7) days by the parties ("the arbitrator"), and if the agreed arbitrator refuses or is unable to perform his function or in the case of lack of agreement between the parties about the identity of the arbitrator, the provisions of clause 12.6 below shall apply.

11.1.	The arbitrator shall act as sole arbitrator and his decision shall be final.

11.2.	The provisions of this clause 11 shall have the same effect as an arbitration agreement between the parties and the provisions of the schedule to the Arbitration Law, 5728-1968 shall apply to the arbitration which is the subject of this agreement and to the arbitrator.

11.3.	It is hereby agreed that the arbitrator's authority shall be subject to the provisions of this agreement and that the arbitrator may give interim orders and other forms of temporary relief and that he shall be subject to the substantive law but not to the laws of evidence and procedure.

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12.	Miscellaneous

12.1.	Unless expressly stated otherwise in this agreement, the consulting company and/or Danenberg shall bear all the tax liabilities for any payment and/or benefit of any kind which is given by the company.

12.2.	The company may set off any debt by the consulting company and/or Danenberg to it against any amount which it is obliged to pay to the consulting company.

12.3.	This agreement fully and exhaustively expresses all that has been agreed upon between the parties with regard to the subjects or matters discussed in it, and replaces and revokes any representation, agreement, negotiation, practice, memorandum of understanding, proposals, discussion summaries, letters of intent and/or undertaking, and any other document, which existed or were exchanged between the parties (whether in writing or verbally) on the subjects or matters stated therein, before the signature of this agreement.

12.4.	Notices in connection with this agreement shall be sent by registered post or fax or shall be delivered by hand at the parties' addresses stated in the preamble to this agreement (or any other address of which appropriate written notice shall be given), and any such notice shall be deemed to have been delivered to its addressee on the earliest of the following dates: on actual delivery thereof (or presentation to the addressee in the case of refusal to accept it), or one business day after the date of sending it by fax or three (3) business days after the date of handing it in for delivery by registered post, except a notice of change of address, which shall only be deemed to have been delivered on actual delivery thereof to the addressee.

12.5.	Any alteration and/or cancellation of any of the provisions of this agreement shall only be done in a written document, which shall be signed by both parties and shall be subject to receipt of all the authorizations required by law.

12.6.	It is hereby expressly agreed between the parties that, subject to the provisions of clause 11 above, the substantive law which shall apply concerning the subjects and matters arising from or relating to this agreement is the law of the State of Israel, and the competent Court in Tel Aviv-Jaffa shall have sole and exclusive jurisdiction concerning the subjects and matters arising from or relating to this agreement.

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In witness whereof the parties have signed:

/s/ Or Eisenberg	/s/ Noam Danenberg
Wize Pharma Ltd	N. Danenberg Holdings (2000) Ltd

Per:	Noam Danenberg
Position:	Director
I.D.	XXXXX

I have read the agreement, have understood its contents and I agree to all that is stated in it, including my personal declarations and undertakings under it, and I guarantee their fulfillment.

Noam Danenberg
/s/ Noam Danenberg

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